Exhibit 99

FOR RELEASE – July 25, 2023

Corning Reports Second-Quarter 2023 Financial Results with

Notable Progress on Profitability and Cash Flow

Sales increased sequentially and decreased year over year, in line with management expectations for the current weak end-market environment

Sequential margin expansion and $310 million of free cash flow reflect progress on pricing and productivity actions, with continued improvement expected in the second half

In the third quarter, management expects core sales of approximately $3.5 billion and core

EPS to be about the same or slightly better than in the second quarter

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its second-quarter 2023 results and provided its outlook for third-quarter 2023.

Wendell P. Weeks, chairman and chief executive officer, said, “Corning’s second-quarter results reflect progress on our comprehensive plan to improve profitability and cash flow – even in the current weak end-market environment. As expected, core gross margin expanded 1 percentage point sequentially, and has grown more than 2 percentage points since the beginning of the year. We also improved free cash flow to $310 million.”

Weeks continued, “We expect to continue improving profitability and cash flow despite our relatively muted sales environment. Furthermore, our ‘More Corning’ approach is opening additional revenue streams. Taken together, we anticipate strong operating leverage when our markets recover and our volume returns.”

Second-Quarter 2023 Highlights:

●

Second-quarter GAAP sales were $3.2 billion, up 2% sequentially. Core sales were $3.5 billion, up 3% sequentially, driven by Display Technologies. GAAP and core sales were down year over year, reflecting continued lower demand in several markets.

●	Second-quarter GAAP EPS was $0.33, up 65% sequentially. Core EPS of $0.45 increased $0.04, or 10%, from the prior quarter. The difference between GAAP and core EPS stemmed primarily from restructuring charges and also from non-cash, mark-to-market adjustments associated with the company’s currency-hedging contracts and Japanese-yen-denominated debt.
●	Core gross margin of 36.2% and core operating margin of 17.5% increased sequentially by 100 basis points and 200 basis points, respectively, reflecting pricing and productivity improvement actions.
●	Second-quarter free cash flow improved from the first quarter to $310 million.

Third-Quarter 2023 Outlook:

●	In the third quarter, management expects core sales of approximately $3.5 billion and core EPS to be about the same or slightly better than in the second quarter.

Ed Schlesinger, executive vice president and chief financial officer, said, “In the second quarter, sales grew 3% sequentially as higher sales in Display Technologies more than offset a decline in Optical Communications. We executed well on our comprehensive plan to improve profitability and cash flow. Core operating income increased 16% sequentially, and free cash flow grew to $310 million.”

Schlesinger continued, “Looking ahead, we will continue improving profitability and cash generation in the second half despite our current sales outlook. Overall, we remain well positioned to capture upside, and as sales grow, we’ll drive strong operating leverage.”

Strategy in Action

Corning strives to be a catalyst for positive change and to help move the world forward. The company drives profitable multiyear growth by inventing, making, and selling life-changing products while cultivating deep, trust-based relationships with industry leaders, ultimately incorporating more content into customers’ offerings. To do so, Corning takes the long view, investing in a set of vital capabilities that are increasingly relevant to profound transformations that touch many facets of daily life. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductor, and life sciences.

Corning Reports Second-Quarter 2023 Financial Results

Recent highlights include:

●

Supporting “Internet for All” and connecting the unconnected. Corning’s fiber was in the spotlight at the White House in June as the administration announced funding allocation for high-speed internet infrastructure deployment through the Broadband Equity Access and Deployment program. Corning is also working with the city of Pharr, Texas, which was once ranked the worst-connected city in America, to bring affordable broadband to its residents. When complete, Pharr’s new fiber-to-the-home network will provide all the city’s residents with the tools to work, learn, and interact – today and well into the future.

●

Addressing the growing need for sustainable products for the pharmaceutical supply chain. The company announced the launch of Corning® Viridian™ Vials, which reduce vial-manufacturing carbon-dioxide-equivalent (CO2e) emissions by up to 30% and reduce glass by 20% - all while improving filling line efficiency by 50%. Corning is expanding its collaboration with West Pharmaceuticals, a leader in drug packaging, to accelerate adoption of this product.

●

Driving “More Corning” opportunities by delivering cover material innovations that help enable the ultimate visual gaming experience. In June, Corning collaborated with Dough GmbH, known for its innovative gaming hardware, on Dough’s latest flagship monitor, Spectrum Black. The gaming monitor is designed with Corning® Gorilla® Glass with DXC, which enhances optical clarity while maintaining the durability consumers have come to expect from Gorilla Glass.

●

Continuing its dedication to all its stakeholders. For the sixth consecutive year, Corning was named a Top Scorer on the Disability Equality Index®. Corning was also recognized by non-profit advocacy organizations Disability:IN and the American Association of People with Disabilities as a 2023 Best Place to Work for Disability Inclusion.

Second-Quarter 2023 Results and Comparisons
(In millions, except per-share amounts)

	Q2 2023	Q1 2023	% change	Q2 2022	% change
GAAP Net Sales	$3,243	$3,178	2%	$3,615	(10%)
GAAP Net Income (1)	$281	$176	60%	$563	(50%)
GAAP EPS	$0.33	$0.20	65%	$0.66	(50%)
Core Sales (2)	$3,482	$3,367	3%	$3,762	(7%)
Core Net Income (2)	$388	$350	11%	$489	(21%)
Core EPS (2)	$0.45	$0.41	10%	$0.57	(21%)

(1) Represents GAAP net income attributable to Corning Incorporated.

(2) Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release as well as on the company’s website.

Optical Communications

	Q2 2023	Q1 2023	% change	Q2 2022	% change
Net Sales	$1,066	$1,125	(5%)	$1,313	(19%)
Net Income	$140	$159	(12%)	$182	(23%)

In Optical Communications, near-term demand for passive optical network products remains weak. Second-quarter sales were $1.07 billion, down 5% sequentially and 19% year over year, due to lower volume. Net income was $140 million, down 12% sequentially and 23% year over year; the impact of lower volume was moderated by productivity improvements.

Display Technologies

	Q2 2023	Q1 2023	% change	Q2 2022	% change
Net Sales	$928	$763	22%	$878	6%
Net Income	$208	$160	30%	$228	(9%)

In Display Technologies, second-quarter sales were $928 million, up 22% sequentially and 6% year over year, driven by higher volume from increased panel maker utilization. Net income was $208 million, up 30% sequentially.

Corning Reports Second-Quarter 2023 Financial Results

Specialty Materials

	Q2 2023	Q1 2023	% change	Q2 2022	% change
Net Sales	$423	$406	4%	$485	(13%)
Net Income	$33	$39	(15%)	$91	(64%)

In Specialty Materials, second-quarter sales were $423 million, up 4% sequentially, reflecting higher Gorilla Glass sales. Sales were down 13% year over year, primarily reflecting continued end-market softness. Net income was $33 million, down 15% sequentially, impacted by continued development costs for new product launches.

Environmental Technologies

	Q2 2023	Q1 2023	% change	Q2 2022	% change
Net Sales	$457	$431	6%	$356	28%
Net Income	$107	$82	30%	$62	73%

In Environmental Technologies, second-quarter sales were $457 million, up 6% sequentially and 28% year over year, driven by a ramp in gasoline particulate filter sales in China related to new regulations. Net income increased to $107 million, reflecting stronger sales and improved productivity.

Life Sciences

	Q2 2023	Q1 2023	% change	Q2 2022	% change
Net Sales	$231	$256	(10%)	$312	(26%)
Net Income	$11	$9	22%	$37	(70%)

In Life Sciences, second-quarter sales were $231 million, down 10% sequentially and 26% year over year, as a result of lower demand for COVID-related products in China and customers continuing to draw down inventory. Net income increased sequentially to $11 million driven by pricing and productivity actions.

Hemlock and Emerging Growth Businesses

	Q2 2023	Q1 2023	% change	Q2 2022	% change
Net Sales	$377	$386	(2%)	$418	(10%)
Net Income	$26	$16	63%	$25	4%

In Hemlock and Emerging Growth Businesses, second-quarter sales were $377 million, down 2% sequentially and 10% year over year. Net income increased sequentially to $26 million due to productivity improvements.

Upcoming Investor Events

On Sept. 7, Corning will attend Citi’s 2023 Global Technology Conference. Corning will also host management visits to investor offices in select cities. Visit the company’s Investor Relations’ website for up-to-date conference information.

Second-Quarter Conference Call Information

The company will host its second-quarter conference call on Tuesday, July 25, at 8:30 a.m. EDT. To participate, individuals may preregister here prior to the start of the call. Once the required fields are completed, click “Register.” A telephone number and PIN will be auto generated and will pop up on screen. Participants will have the choice to “Dial In” or have the system “Call Me.” A confirmation email will also be sent with specific dial-in information. To listen to a live audio webcast of the call, go to the company's Investor Relations’ events page and follow the instructions.

Corning Reports Second-Quarter 2023 Financial Results

Presentation of Information in this News Release

This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.

With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management's control. As a result, management is unable to provide outlook information on a GAAP basis.

Caution Concerning Forward-Looking Statements

The statements contained in this release and related comments by management that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” “target,” “estimate,” “forecast” or similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company's revenue and earnings growth rates, the company’s ability to innovate and commercialize new products, the company's expected capital expenditure and the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity.

Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business and key performance indicators that impact the company, there can be no assurance that these forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws.

Corning Reports Second-Quarter 2023 Financial Results

Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies; changes in macroeconomic and market conditions and market volatility, including developments and volatility arising from the COVID-19 pandemic, inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, new Taiwan dollar, euro, Chinese yuan and South Korean won), the availability of government incentives, decreases or sudden increases of consumer demand, and the impact of such changes and volatility on our financial position and businesses; the duration and severity of the COVID-19 pandemic, and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; ability to enforce patents and protect intellectual property and trade secrets; unanticipated disruption to Corning’s, our suppliers’ and manufacturers’ supply chain, equipment, facilities, IT systems or operations; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; the amount and timing of any future dividends; the effects of acquisitions, dispositions and other similar transactions; the effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures; rate of technology change; adverse litigation; product and component performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings.

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Web Disclosure

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

Corning Reports Second-Quarter 2023 Financial Results

About Corning Incorporated

Corning (www.corning.com) is one of the world's leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people's lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning's capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning's markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductors, and life sciences.

Media Relations Contact:

Megan Whittemore

(202) 661-4171

whittemom@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$3,243	$3,615	$6,421	$7,295
Cost of sales	2,230	2,369	4,405	4,766

Gross margin	1,013	1,246	2,016	2,529

Operating expenses:
Selling, general and administrative expenses	440	486	861	920
Research, development and engineering expenses	263	240	517	488
Amortization of purchased intangibles	31	30	62	61

Operating income	279	490	576	1,060

Interest income	8	3	15	6
Interest expense	(81)	(72)	(157)	(143)
Translated earnings contract gain, net	116	196	108	325
Other income, net	87	133	95	285

Income before income taxes	409	750	637	1,533
Provision for income taxes	(106)	(166)	(143)	(346)

Net income	303	584	494	1,187

Net income attributable to non-controlling interest	(22)	(21)	(37)	(43)

Net income attributable to Corning Incorporated	$281	$563	$457	$1,144

Earnings per common share available to common shareholders:
Basic	$0.33	$0.67	$0.54	$1.36
Diluted	$0.33	$0.66	$0.53	$1.33

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except share and per share amounts)

	June 30,	December 31,
	2023	2022
Assets

Current assets:
Cash and cash equivalents	$1,538	$1,671
Trade accounts receivable, net of doubtful accounts	1,674	1,721
Inventories	2,757	2,904
Other current assets	1,324	1,157
Total current assets	7,293	7,453

Property, plant and equipment, net of accumulated depreciation	14,681	15,371
Goodwill, net	2,382	2,394
Other intangible assets, net	972	1,029
Deferred income taxes	1,083	1,073
Other assets	2,234	2,179

Total Assets	$28,645	$29,499

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$187	$224
Accounts payable	1,519	1,804
Other accrued liabilities	2,705	3,147
Total current liabilities	4,411	5,175

Long-term debt	7,437	6,687
Postretirement benefits other than pensions	407	407
Other liabilities	4,680	4,955
Total liabilities	16,935	17,224

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.8 billion and 1.8 billion	915	910
Additional paid-in capital – common stock	16,817	16,682
Retained earnings	16,509	16,778
Treasury stock, at cost; Shares held: 980 million and 977 million	(20,630)	(20,532)
Accumulated other comprehensive loss	(2,199)	(1,830)
Total Corning Incorporated shareholders’ equity	11,412	12,008
Non-controlling interest	298	267
Total equity	11,710	12,275

Total Liabilities and Equity	$28,645	$29,499

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net income	$303	$584	$494	$1,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	312	345	622	687
Amortization of purchased intangibles	31	30	62	61
Loss on disposal of assets, net	43	7	23	8
Severance charges	68		73
Severance payments	(28)	(1)	(48)	(3)
Gain on sale of business				(53)
Share-based compensation expense	59	51	111	93
Translation gain on Japanese yen-denominated debt	(109)	(153)	(127)	(237)
Deferred tax provision (benefit)	28	48	(10)	72
Translated earnings contract gain, net	(116)	(196)	(108)	(325)
Unrealized translation loss on transactions	17	57	50	77
Tax deposit refund	99		99
Changes in assets and liabilities:
Trade accounts receivable	(36)	48	(64)	55
Inventories	41	(277)	58	(436)
Other current assets	13	4	(49)	(77)
Accounts payable and other current liabilities	(67)	132	(436)	209
Customer deposits and government incentives	27	13	(6)	4
Deferred income	(18)	1	(24)	(24)
Other, net	(48)	65	(150)	(6)
Net cash provided by operating activities	619	758	570	1,292

Cash Flows from Investing Activities:
Capital expenditures	(388)	(353)	(770)	(736)
Proceeds from sale of equipment to related party			67
Proceeds from sale of business				74
Realized gains on translated earnings contracts and other	96	92	177	132
Other, net	5	(28)	11	(37)
Net cash used in investing activities	(287)	(289)	(515)	(567)

Cash Flows from Financing Activities:
Repayments of short-term borrowings	(4)		(73)	(11)
Proceeds from issuance of euro bonds	918		918
Proceeds from issuance of other long-term debt	6	24	20	28
Proceeds from other financing arrangements			54
Payment for redemption of preferred stock	(507)	(507)	(507)	(507)
Payments of employee withholding tax on stock awards	(83)	(37)	(99)	(42)
Proceeds from exercise of stock options	19	10	35	28
Purchases of common stock for treasury		(52)		(201)
Dividends paid	(256)	(234)	(495)	(462)
Other, net	(9)	(7)	(17)	(11)
Net cash used in financing activities	84	(803)	(164)	(1,178)
Effect of exchange rates on cash	(24)	(53)	(24)	(66)
Net increase (decrease) in cash and cash equivalents	392	(387)	(133)	(519)
Cash and cash equivalents at beginning of period	1,146	2,016	1,671	2,148
Cash and cash equivalents at end of period	$1,538	$1,629	$1,538	$1,629

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

(Unaudited)

GAAP Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share (in millions, except per share amounts):

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to Corning Incorporated	$281	$563	$457	$1,144

Weighted-average common shares outstanding - basic	848	843	846	843
Effect of dilutive securities:
Stock options and other awards	11	13	13	14
Weighted-average common shares outstanding - diluted	859	856	859	857
Basic earnings per common share	$0.33	$0.67	$0.54	$1.36
Diluted earnings per common share	$0.33	$0.66	$0.53	$1.33

Core Earnings per Common Share

The following table sets forth the computation of core basic and core diluted earnings per common share (in millions, except per share amounts):

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Core net income	$388	$489	$738	$954

Weighted-average common shares outstanding - basic	848	843	846	843
Effect of dilutive securities:
Stock options and other awards	11	13	13	14
Weighted-average common shares outstanding - diluted	859	856	859	857
Core basic earnings per common share	$0.46	$0.58	$0.87	$1.13
Core diluted earnings per common share	$0.45	$0.57	$0.86	$1.11

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures provided by our consolidated financial statements to exclude specific items to arrive at our core performance measures. These items include the impact of translating the Japanese yen-denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, new Taiwan dollar and euro, as applicable to the segment. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Display Technologies segment. We establish constant-currency rates based on internally derived management estimates, which are closely aligned with the currencies we have hedged. For details of the rates used, please see the footnotes to the “Reconciliation of Non-GAAP Measures” section.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts. Further, we believe it reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on our earnings and cash flows.

Core performance measures are not prepared in accordance with GAAP, but management believes that reporting core performance measures provides investors with greater transparency to the information used by our management team to make financial and operational decisions.  We believe investors should consider these non-GAAP measures in evaluating results as they are more indicative of our core operating performance and how management evaluates operational results and trends. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures. With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures.”

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three Months Ended June 30, 2023 and 2022

(Unaudited; in millions, except per share amounts)

	Three months ended June 30, 2023
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported – GAAP	$3,243	$409	$281	25.9%	$0.33
Constant-currency adjustment (1)	239	174	125		0.15
Translation gain on Japanese yen-denominated debt (2)		(109)	(88)		(0.10)
Translated earnings contract gain (3)		(116)	(93)		(0.11)
Acquisition-related costs (4)		32	25		0.03
Discrete tax items and other tax-related adjustments (5)			31		0.04
Restructuring, impairment and other charges and credits (6)		132	105		0.12
Litigation, regulatory and other legal matters (7)		12	10		0.01
Pension mark-to-market adjustment (8)		(16)	(13)		(0.02)
Loss on investments (9)		5	5		0.01
Core performance measures	$3,482	$523	$388	21.5%	$0.45

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the effective tax rate (“ETR”) excludes net income attributable to non-controlling interests (“NCI”).

	Three months ended June 30, 2022
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported - GAAP	$3,615	$750	$563	22.1%	$0.66
Constant-currency adjustment (1)	147	120	93		0.11
Translation gain on Japanese yen-denominated debt (2)		(153)	(118)		(0.14)
Translated earnings contract gain (3)		(196)	(150)		(0.18)
Acquisition-related costs (4)		35	27		0.03
Discrete tax items and other tax-related adjustments (5)			5		0.01
Restructuring, impairment and other charges and credits (6)		46	36		0.04
Litigation, regulatory and other legal matters (7)		42	32		0.04
Loss on investments (9)		8	6		0.01
Contingent consideration (10)		(6)	(5)		(0.01)
Core performance measures	$3,762	$646	$489	21.1%	$0.57

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the ETR excludes net income attributable to NCI .

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Six Months Ended June 30, 2023 and 2022

(Unaudited; in millions, except per share amounts)

	Six months ended June 30, 2023
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported – GAAP	$6,421	$637	$457	22.4%	$0.53
Constant-currency adjustment (1)	428	323	239		0.28
Translation gain on Japanese yen-denominated debt (2)		(127)	(102)		(0.12)
Translated earnings contract gain (3)		(108)	(87)		(0.10)
Acquisition-related costs (4)		66	45		0.05
Discrete tax items and other tax-related adjustments (5)			29		0.03
Restructuring, impairment and other charges and credits (6)		198	158		0.18
Litigation, regulatory and other legal matters (7)		12	10		0.01
Pension mark-to-market adjustment (8)		(6)	(5)		(0.01)
Loss on investments (9)		9	9		0.01
Gain on sale of assets (11)		(20)	(15)		(0.02)
Core performance measures	$6,849	$984	$738	20.5%	$0.86

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the effective tax rate (“ETR”) excludes net income attributable to non-controlling interests (“NCI”).

	Six months ended June 30, 2022
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported - GAAP	$7,295	$1,533	$1,144	22.6%	$1.33
Constant-currency adjustment (1)	211	183	142		0.17
Translation gain on Japanese yen-denominated debt (2)		(237)	(182)		(0.21)
Translated earnings contract gain (3)		(325)	(249)		(0.29)
Acquisition-related costs (4)		74	59		0.07
Discrete tax items and other tax-related adjustments (5)			16		0.02
Restructuring, impairment and other charges and credits (6)		79	60		0.07
Litigation, regulatory and other legal matters (7)		42	32		0.04
Pension mark-to-market adjustment (8)		(10)	(8)		(0.01)
Loss on investments (9)		8	6		0.01
Contingent consideration (10)		(32)	(25)		(0.03)
Gain on sale of business (12)		(53)	(41)		(0.05)
Core performance measures	$7,506	$1,262	$954	21.0%	$1.11

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the ETR excludes net income attributable to NCI .

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three Months Ended June 30, 2023 and 2022

(Unaudited; in millions)

	Three months ended June 30, 2023
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$1,013	31.2%	$440	$263	$279	8.6%
Constant-currency adjustment (1)	176		3		173
Acquisition-related costs (4)			1		30
Restructuring, impairment and other charges and credits (6)	79		(17)	(12)	108
Litigation, regulatory and other legal matters (7)	(6)		(18)		12
Pension mark-to-market adjustment (8)			(6)	(1)	7
Core performance measures	$1,262	36.2%	$403	$250	$609	17.5%

	Three months ended June 30, 2022
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$1,246	34.5%	$486	$240	$490	13.6%
Constant-currency adjustment (1)	121		1		120
Acquisition-related costs (4)					30
Restructuring, impairment and other charges and credits (6)	43		(3)		46
Litigation, regulatory and other legal matters (7)			(42)		42
Pension mark-to-market adjustment (8)			18	4	(22)
Core performance measures	$1,410	37.5%	$460	$244	$706	18.8%

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Six Months Ended June 30, 2023 and 2022

(Unaudited; in millions)

	Six months ended June 30, 2023
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$2,016	31.4%	$861	$517	$576	9.0%
Constant-currency adjustment (1)	325		5		320
Acquisition-related costs (4)			2		60
Restructuring, impairment and other charges and credits (6)	133		(22)	(12)	167
Litigation, regulatory and other legal matters (7)	(6)		(18)		12
Pension mark-to-market adjustment (8)			(14)	(3)	17
Gain on sale of assets (11)	(20)				(20)
Core performance measures	$2,448	35.7%	$814	$502	$1,132	16.5%

	Six months ended June 30, 2022
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$2,529	34.7%	$920	$488	$1,060	14.5%
Constant-currency adjustment (1)	183		1		182
Acquisition-related costs (4)			1		60
Restructuring, impairment and other charges and credits (6)	68		(11)		79
Litigation, regulatory and other legal matters (7)			(42)		42
Pension mark-to-market adjustment (8)			26	6	(32)
Contingent consideration (10)			26		(26)
Core performance measures	$2,780	37.0%	$921	$494	$1,365	18.2%

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three and Six Months Ended June 30, 2023 and 2022

(Unaudited; in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash flows from operating activities	$619	$758	$570	$1,292
Realized gains on translated earnings contracts and other	96	92	177	132
Translation losses on cash balances	(17)	(57)	(50)	(77)
Adjusted cash flows from operating activities	$698	$793	$697	$1,347
Less: Capital expenditures	$388	$353	$770	$736
Free cash flow	$310	$440	$(73)	$611

Items Excluded from GAAP Measures

Items which we exclude from GAAP measures to arrive at core performance measures were as follows:

(1)	Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments for the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment.
	Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro
	Rate	¥107	₩1,175	¥6.7	NT$31	€.81

(2)	Translation of Japanese yen-denominated debt: Amount reflects the gain or loss on the translation of our yen-denominated debt to U.S. dollars.
(3)	Translated earnings contract: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, euro and new Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound-denominated foreign currency hedges related to translated earnings.
(4)	Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)	Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves and changes in deferred tax asset valuation allowances, as well as other tax-related adjustments.
(6)	Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including accelerated depreciation, asset write-offs and facility repairs resulting from power outages, which are not related to ongoing operations.
(7)	Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.
(8)	Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(9)	Loss on investments: Amount primarily reflects the gain or loss recognized on investment due to mark-to-mark adjustments for the change in fair value or the disposition of the investment.
(10)	Contingent consideration: Amount reflects the fair value mark-to-market cost adjustment of contingent consideration resulting from the Hemlock Semiconductor Group transaction on September 9, 2020.
(11)	Gain on sale of assets: Amount represents the gain recognized for the sale assets.
(12)	Gain on sale of business: Amount represents the gain recognized for the sale of a business.